Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Kimra Hawley, President & CEO

(408) 325-3800

khawley@actionpoint.com

John Finegan, CFO

(408) 325-3311

jfinegan@actionpoint.com

Charles Messman

Todd Kehrli

MKR Group, LLC

(310) 451-7713

cmessman@mkr-group.com

tkehrli@mkr-group.com

ACTIONPOINT SELLS DIALOG SERVER BUSINESS TO CHORDIANT SOFTWARE

Asset Sale Strengthens ActionPoint's Balance Sheet, Enables Focus on Market-Leading Core Business

SAN JOSE, Calif., Thursday, May 17, 2001 - ActionPoint, Inc. (Nasdaq: ACTP) today announced that Chordiant Software (Nasdaq: CHRD) has acquired ActionPoint's Dialog Server product suite for approximately $7.2 million consisting of approximately $2 million in cash and 1.7 million shares of Chordiant common stock. Chordiant has also acquired the Dialog Server development, support, and marketing team, and will service the existing Dialog Server customer base.

Enables Focus on Market-Leading Core Business

"In the current market environment we think it's important to focus on our core business where we are the market leader," said Kimra Hawley, ActionPoint president and CEO. "Today, over 300 Global 2000 organizations including Amgen, Blue Cross Blue Shield, Bristol Meyers Squibb, Colgate Palmolive, Earthgrains, GE Financial Assurance, ING Barings, Merrill Lynch, Miller Brewing, Metropolitan Life, Prudential, UPS, and Volkswagen have selected our Enterprise Server 3.0™ and InputAccel® products to transform their critical paper and fax-based documents to digital content. Although doing business on the Web is an attractive idea, the reality is that the vast majority of information continues to flow on paper documents or faxes. Our industry-leading products solve the real world problem large organizations face today - getting all that information into a format that their computer systems can understand and use."

Strengthens Balance Sheet, Has Positive Impact on Profitability

"This transaction does two things for ActionPoint. First, it significantly strengthens the balance sheet. Second, it has a positive impact on profitability by reducing expenses in a part of our business that had not delivered meaningful revenue," continued Hawley. "We believe our strengthened balance sheet, large customer base, market-leading products, and sharp focus on our core business is a winning combination for ActionPoint, our customers, and our shareholders. "

Strategic Fit with Chordiant's Products

Chordiant is a leading developer of unified customer relationship management (CRM) solutions for companies with extreme customer demands. "We believe Chordiant customers will benefit from this technology as it is applied to Internet based e-marketing, e-selling, e-service, and knowledge based applications for consumer direct businesses," said Sam Spadafora, chairman and chief executive officer of Chordiant. "Our goal for individual consumers is to create engaging, interactive applications that guide consumers through the entire experience making it easier for customers to seamlessly act on market offers; intelligent selection of products and services; and enable personalized service and purchases directly over the Web. We will also continue to develop and market the stand-alone Dialog Server product suite to customers worldwide."

Corporate Conference Call

ActionPoint will host a conference call tomorrow, May 18, 2001, at 10:30 a.m. Pacific Standard Time to discuss the sale of its Dialog Server business. The conference call can be accessed by dialing 888-799-1759 approximately 10 minutes prior to start time. A live webcast of ActionPoint conference call can be accessed at http://www.actionpoint.com. In addition, a replay of the call will be available following the conference call and can be accessed through the company's Investor Relations Web site at http://www.actionpoint.com. A replay of the conference call can be accessed for 48 hours after the call by calling (800) 633-8284, reservation No. 18902837.

About ActionPoint

ActionPoint, Inc. (NASDAQ: ACTP), develops and markets software products that transform traditional business documents -- such as paper documents, faxes, and microfiche -- into digital content compatible with enterprise computing systems and the Internet. Its award winning products, ActionPoint Enterprise Server 3.0™ and InputAccel® , are the most comprehensive capture solutions on the market, incorporating XML and advanced forms processing technology. Today, over 300 Global 2000 organizations use InputAccel to cut costs, improve customer service, and increase productivity. For more information, visit the company's Web site at http://www.actionpoint.com.

About Chordiant Software

Chordiant Software (www.chordiant.com) delivers a Unified CRM Solution that provides an Intelligent Customer Interaction Management (ICIM) platform for enterprise-wide integration with existing systems and Intelligent Business Services including e-marketing, e-service, e-selling, and e- fulfillment, which embrace the customer's existing applications. Chordiant's solution is designed to meet the extreme customer demands of complex businesses serving millions of individuals in real time and across multiple lines of business, with the objectives of customer satisfaction, retention, growth, and lifetime value.

Whether communicating via branch locations, Web, e-mail, telephone, or wireless access, the Chordiant Unified CRM Solution provides a real-time, single view of each customer and a consistent, personalized message for every interaction. It includes a comprehensive business process engine, which allows companies to implement best business practices across multiple touchpoints. Marketers and sales professionals can maximize their marketing investment through the creation, execution and refinement of sophisticated direct marketing initiatives that span both traditional and online channels. Chordiant empowers intelligent, high-value contacts designed to retain customers, grow revenues and drive profits during every customer interaction.

Headquartered in Cupertino, California, Chordiant maintains regional offices in Boston; Chicago; Dallas; Denver; Manchester, New Hampshire; New York; Amsterdam; London; Neu Isenburg and Munich, Germany; Paris; Sydney and Melbourne.

ActionPoint, the ActionPoint logo, ActionPoint Enterprise Server, and InputAccel are trademarks, or registered trademarks, of ActionPoint, Inc. All other trademarks or registered trademarks are the property of their respective owners.

Please note: Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release (as well as information in oral statements or other written statements made or to be made by ActionPoint, Inc.) contain statements that are forward-looking, such as statements relating to the future anticipated direction of the futures and securities industry, plans for future expansion, various business development activities, planned capital expenditures, anticipated sales, potential contracts, dependence on existing management, domestic and global economic conditions, changes in federal or state laws, and market competition factors. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of ActionPoint, Inc.